Filed Pursuant to Rule 424(b)(5)
Registration No. 333-273451
PROSPECTUS SUPPLEMENT

(To prospectus dated July 26, 2023)

333,000 Shares

Interactive Brokers Group, Inc.

Common Stock

This is an offering of 333,000 shares of our Class A common stock. All of the shares of Class A common stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC in exchange for membership interests in IBG LLC equal in number to such number of shares of Class A common stock issued by us. As a result, we will not receive any cash proceeds from the issuance of such shares of Class A common stock. We do not expect the issuance of Class A common stock to have a material dilutive effect on our stockholders, as discussed below.

Our Class A common stock is quoted on the Nasdaq Stock Market LLC’s Global Select Market (“Nasdaq”) under the symbol “IBKR”. On July 24, 2024, the last reported sale price for our common stock was $118.12.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page S-12 for information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 25, 2024.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our Class A common stock, or our “common stock”, in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, including information about the shares of our common stock. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Please read “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “Company,” “issuer” or “us” refer to Interactive Brokers Group, Inc. (“IBG, Inc.”) and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus. Before deciding to invest in shares of our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference, especially the matters discussed under “Risk Factors” beginning on page S-12, the documents incorporated by reference herein, including the audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent reports we file on Forms 10-Q, 10-K and 8-K. See “Incorporation of Certain Documents by Reference” below.

ABOUT INTERACTIVE BROKERS GROUP, INC.

We are an automated global electronic broker specializing in executing and clearing trades in stocks, options, futures, foreign exchange instruments, bonds, mutual funds exchange-traded funds (“ETFs”) and precious metals on more than 150 electronic exchanges and market centers around the world and offering custody, prime brokerage, securities and margin lending services to our customers. In addition, our customers can use our trading platform to trade certain cryptocurrencies through third-party cryptocurrency service providers that execute, clear and custody the cryptocurrencies. In the United States of America (“U.S.”), we conduct our business primarily from our headquarters in Greenwich, Connecticut and from Chicago, Illinois. Abroad, we conduct our business through offices located in Canada, the United Kingdom, Ireland, Switzerland, Hungary, India, China (Hong Kong and Shanghai), Japan, Singapore, and Australia.

IBG, Inc. is a holding company whose primary asset is the ownership of approximately 25.7% (approximately 25.8% after completion of this offering) of the membership interests of IBG LLC, the current holding company for our businesses. The remaining approximately 74.3% (approximately 74.2% after completion of this offering) of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned directly and indirectly by our founder and Chairman, Mr. Thomas Peterffy and his affiliates, management and other employees of IBG LLC, and certain other members. IBG, Inc. is the sole managing member of IBG LLC.

We trace our roots to the market making business founded by our Chairman, Mr. Thomas Peterffy, on the floor of the American Stock Exchange in 1977. Since our inception, we have focused on developing proprietary software to automate broker‑dealer functions. We have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate. The proliferation of electronic exchanges and markets has allowed us to integrate our software with an increasing number of trading venues, creating automatically functioning, computerized platforms that require minimal human intervention. Over four decades of developing our automated trading platforms and automating many middle- and back-office functions have allowed us to become one of the lowest cost providers of broker‑dealer services and to significantly increase the volume of trades we handle.

As an electronic broker, we execute, clear and settle trades globally for both institutional and individual customers. Capitalizing on our proprietary technology, our systems provide our customers with the capability to monitor multiple markets around the world simultaneously and to execute trades electronically in these markets at a low cost, in multiple products and currencies from a single unified platform. We offer our customers access to all tradable classes of primarily exchange‑listed products, including stocks, options, futures, forex, bonds, mutual funds, ETFs, precious metals and cryptocurrencies traded on more than 150 electronic exchanges and market centers in 34 countries and in 27 currencies seamlessly around the world. The ever-growing complexity of multiple market centers has provided us with opportunities to build and continuously adapt our order routing software to secure excellent execution prices.

Our customer base is diverse with respect to geography and type. Currently, approximately 82% of our customers reside outside the U.S. in over 200 countries and territories, and over 88% of new customers come from outside the U.S. Approximately 56% of our customers’ equity is in institutional accounts such as hedge funds, financial advisors, proprietary trading firms and introducing brokers. Specialized products and services that we have developed successfully attract these accounts. For example, we offer prime brokerage services, including financing and securities lending, to hedge funds; our model portfolio technology and automated share allocation and rebalancing tools are particularly attractive to financial advisors; and our trading platform, global access and low pricing attract introducing brokers.

Since the launching our electronic brokerage business in 1993, we have grown to approximately 2.9 million institutional and individual brokerage customers. We provide our customers with what we believe to be one of the most effective and efficient electronic brokerage platforms in the industry.

We are able to provide our customers with high‑speed trade execution at low commission rates, in large part because of our proprietary technology. As a result of our advanced electronic brokerage platform, we are especially attractive to sophisticated and active investors.

Our customers can choose the following trading platforms to match their trading style and expertise:
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IBKR Desktop – IBKR Desktop is our next-generation desktop trading application for Windows and Mac, engineered for today’s traders who demand simplicity but value Interactive Brokers’ powerful trading tools. IBKR Desktop marks a new chapter for innovation and focus on the intuitive user experience at Interactive Brokers.

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IBKR Trader WorkstationSM (TWS) – The TWS is our flagship desktop trading platform, designed for seasoned, active traders who trade multiple products and require power and flexibility. The TWS Mosaic interface provides intuitive out-of-the-box usability with quick and easy access to comprehensive trading, order management, chart, watchlist and portfolio tools all in a single, customizable workspace.

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IBKR Mobile – The IBKR Mobile app provides experienced traders powerful trading tools and the same market-moving information as our desktop TWS trading platform. Our mobile app provides the functionality needed to trade and manage accounts from anywhere.

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IBKR Client Portal – The IBKR Client Portal is an easy-to-use web-based platform, that requires no downloads. It gives customers access to every resource they need to view, trade, and manage their account all with a single login.

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IBKR GlobalTrader – The IBKR GlobalTrader is a streamlined mobile trading app to trade stocks, ETFs, options and cryptocurrencies worldwide. Customers can deposit in their local currency and trade stocks at 90+ exchanges and options at 30+ market centers around the world. Customers can also trade select U.S. ETFs around the clock, plus cryptocurrencies like Bitcoin, Bitcoin Cash, Ethereum and Litecoin, all from their mobile device.

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IBKR APIs – For our more sophisticated customers, IBKR APIs allows them to build custom trading applications and automate any part of the trading process to their specifications. We offer APIs for every experience level from our easy-to-use Excel API to our institutional grade FIX API.

Our key product offerings include:
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IBKR ProSM is the core IBKR service designed for sophisticated investors. IBKR ProSM offers the lowest cost access to stocks, options, futures, forex, bonds, mutual funds, ETFs, precious metals and cryptocurrencies from a single unified platform with no added spreads, ticket charges, account minimums or platform fees.

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IBKR LiteSM provides unlimited commission-free trades on U.S. exchange-listed stocks and ETFs and low-cost access to global markets without required account minimums or platform fees to participating U.S. customers. IBKR LiteSM was designed to meet the needs of investors who are seeking a simple, commission-free way to trade U.S. exchange-listed stocks and ETFs and do not wish to consider our efforts to obtain greater price improvement through our IB SmartRoutingSM system.

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IBKR Universal AccountSM – From a single point of entry in their IBKR Universal[1] AccountSM, our customers are able to transact in 27 currencies, across multiple classes of tradable, primarily exchange‑listed products traded on more than 150 electronic exchanges and market centers in 34 countries around the world seamlessly. Our offering features a suite of cash management services, including:

1 U.S. regulations require securities and commodities activities to be conducted in separate accounts. Universal account refers to the consolidation of these accounts for display purposes only, enabling clients the ability to use a single platform to conduct trading activity and view consolidated activity and position information for all products and services offered.

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American Express® International Dollar Card – The American Express®[2] International Dollar card allows non-U.S. residents to transact in U.S. dollars. Customers enjoy the convenience of paying their bills directly from their Interactive Brokers account. Currently available for eligible customers in Latin America and the Caribbean (excluding Puerto Rico and the U.S. Virgin Islands).

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Request for Payment Service – Through this new banking service, U.S. customers can make instant deposits, 24 hours a day, from their mobile banking app or other bank portal to fund their brokerage account with us. Funds deposited via Request for Payment are immediately available for trading. The service is available to customers with accounts at several major U.S. banks and, over time, other banks will be added.

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Insured Bank Deposit Sweep Program – Our Insured Bank Deposit Sweep Program provides eligible customers with up to $2,500,000 of Federal Deposit Insurance Corporation (“FDIC”) insurance on their eligible cash balances in addition to the existing $250,000 Securities Investor Protection Corporation (“SIPC”) coverage for total coverage of $2,750,000. Customers continue earning the same competitive interest rates currently applied to cash held in their brokerage accounts with us. We sweep each participating customer’s eligible cash balances daily to one or more banks, up to $246,500 per bank, allowing for the accrual of interest and keeping within the FDIC protected threshold. Cash balances above $2,750,000 remain subject to safeguarding under the SEC's Customer Protection Rule 15c3-3.

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Investors’ MarketplaceSM – The Investors’ MarketplaceSM is the first electronic meeting place that brings together individual investors, financial advisors, money managers, fund managers, research analysts, technology providers, business developers and administrators, allowing them to interact to form connections and conduct business.

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Mutual Fund Marketplace – The Mutual Fund Marketplace offers our customers access to more than 48,000 mutual funds worldwide, including more than 19,000 no-transaction-fee funds from more than 550 fund families.

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Bond Marketplace – The Bond Marketplace allows customers to search for the best yields from a vast universe of over one million bonds from issuers in the Americas, Europe and Asia. We provide direct market access at a low cost to a wide array of corporate, government and municipal securities. Our customers obtain competitive bids and offers with low, transparent commissions and no hidden mark-ups. In addition, clients can trade U.S. Treasuries 22 hours per day, five days a week.

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Cryptocurrency – Customers, including both individuals and advisors, can trade Bitcoin (BTC), Ethereum (ETH), Litecoin (LTC) and Bitcoin Cash (BCH) through Paxos Trust Company or Zero Hash LLC, which execute, clear and custody the cryptocurrencies, alongside other asset classes on a single unified platform. In Hong Kong, customers can trade and hold BTC and ETH in their account with Interactive Brokers Hong Kong Limited (“IBHK”).

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Fractional Trading – Fractional Trading allows customers to buy and sell any eligible U.S., Canadian, or European stocks (or ETFs, where available), using either a specified cash amount or fractional shares, which are stock units that amount to less than one full share. With fractional shares, there is no minimum for European shares and customers can invest in U.S. shares with as little as $1.00. This functionality allows customers to experiment with trading and investing without committing substantial sums of money and learn about building and rebalancing diversified portfolios.

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U.S. Spot Gold – Customers can trade U.S. Spot Gold alongside other asset classes from a single unified platform. In addition, our customers have access to efficient pricing in quantities as small as one ounce and can request physical delivery of their U.S. Spot Gold position.

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No Transaction Fee Program for Exchange-Traded Funds – We offer a no transaction fee program for ETFs that reimburses IBKR ProSM customers and eligible non-U.S. customers for commissions paid on eligible ETF shares held for at least 30 days.

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Event Contracts – IBKR EventTraderSM is our web-based platform for trading event contracts on select CME futures markets. IBKR EventTraderSM allows customers to trade their opinion about a specific question with a “yes” or “no” outcome.

2 American Express® is a trademark registered to the American Express Company, 200 Vesey Street, New York, New York 10285.

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Overnight Trading Hours – Customers can trade over 10,000 U.S. stocks, ETFs, equity index options and U.S. Treasuries nearly 24 hours a day, five days a week, enabling them to react immediately to market-moving news and conveniently trade at almost any time. It also provides customers in Asia with access to the U.S. markets during their trading day.

For all customers, our platform offers:
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Low Costs – We provide our customers with among the industry’s lowest overall transaction costs in two ways. First, we offer among the lowest execution, commission and financing costs in the industry. Second, our IBKR ProSM customers benefit from our advanced routing of orders designed to achieve the best available trade price. In addition, customers earn interest on their uninvested cash balances above $10,000 (or the equivalent in foreign currency).

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IB SmartRoutingSM – IB SmartRoutingSM retains control of the customer’s order, continuously searches for the best available price and, unlike most other routers, dynamically routes and re‑routes all or parts of a customer’s order to achieve optimal execution and among the lowest execution and commission costs in the industry. We offer Transaction Cost Analysis reporting to allow customers to track execution performance using multiple criteria. Our IBKR ProSM customers benefit from our advanced order routing technology for all trades, while our IBKR LiteSM customers benefit from this technology for their trades in products not eligible for IBKR LiteSM.

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Automated Risk Controls – Throughout the trading day, we calculate margin requirements for each of our customers on a real‑time basis across all product classes and across all currencies. Our customers are alerted to approaching margin violations and if a customer’s equity falls below what is required to support that customer’s margin, we attempt to automatically liquidate positions to bring the customer’s account into margin compliance. This is done to protect us, as well as the customer, from excessive losses.

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Flexible and Customizable System – Our platform is designed to provide an efficient customer experience, beginning with a highly automated account opening process and continuing through fast trade execution and reporting. Our sophisticated interface provides interactive real‑time views of account balances, positions, profits or losses, buying power and “what‑if” scenarios to enable our customers to more easily make informed investment decisions and trade effectively. Our system is configured to remember the user’s preferences and is specifically designed for multi‑screen systems. When away from their main workstations, customers can conveniently access their accounts through our IBKR Mobile platforms.

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Securities Financing Services – We offer a suite of automated Stock Borrow and Lending tools, including our depth of availability, transparent rates, global reach and dedicated service representatives. In addition, our Stock Yield Enhancement Program allows our customers to lend their fully‑paid stock shares to us in exchange for cash or U.S. Treasury securities collateral. In turn, we lend these stocks in exchange for collateral and earn stock lending fees. We pay our customers interest on the collateral value generally equal to 50% of a market-based rate for lending the shares. This allows customers holding fully‑paid long stock positions to enhance their returns.

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Global Outsourced Trading Desk – We offer broker‑assisted trading through our Bonds, Equities and Option block order desks. The desks help traders execute large or complex orders and monitor trades when customers are unable to do so. The desks source liquidity, bring SPX color from the pit, offer price discovery services, and help customers calibrate and execute complex algo trading strategies.

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IBKR Campus – IBKR Campus helps customers learn about the markets, products, and tools available through our platforms. IBKR Campus offers self-directed courses at the Traders’ Academy; live and recorded webinars; our Traders’ Insight market commentary blog; IBKR Podcasts, a podcast series featuring interviews with financial industry thought leaders; the IBKR Quant Blog; IBKR-API, the source for all IBKR API documentation; and the Student Trading Lab, which allows educators to bring real-world trading experiences to their classroom. In addition, we provide content to Coursera, an online provider of learning content, for a certificate program called Practical Guide to Trading.

Promotional offerings include:
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IBKR Refer a Friend Program – Under the Refer a Friend program, we encourage existing customers in eligible countries to refer friends and family to IBKR. The referring customer can earn a flat fee payment of $200 while the new customer can receive up to $1,000 in IBKR stock. The specific program details and eligibility requirements are described on our website.

Analytical offerings on our platform include:
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IBKR GlobalAnalystSM – Our IBKR GlobalAnalystSM tool, designed for investors who are interested in international portfolio diversification, helps find new opportunities to diversify an investor’s portfolio and discover undervalued companies that may have greater growth potential. The relative value of global stocks by region, country, industry or individually can be compared, and metrics displayed in one of 31 currencies. IBKR GlobalAnalystSM can search across business sectors and allows for filtering by region, country and market capitalization. GlobalAnalyst’s World Map Screener lets you easily find stocks that match your strategies. Select your factors and choose whether you prefer high values or low values for each. Your factors will be combined into a single blended score and show you the stocks that best meet your criteria. GlobalAnalyst’s World Data Screener lets you compare prices and financial metrics of global stocks in the same currency and search for stocks by region, country, industry, market cap and currency, with the results showing the current market price and various financial metrics, including the P/E/G ratio.

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PortfolioAnalyst® – Our PortfolioAnalyst® reporting tool allows customers to consolidate, track, and analyze their portfolios, offering multi-custody solutions, advanced reporting, global support, benchmarks, risk metrics, GIPS® verified returns and powerful on-the-go analytics. PortfolioAnalyst® can consolidate data from a customer’s investment, checking, savings and annuity accounts, as well as incentive plans, credit card accounts, mortgages and student loans. In addition, PortfolioAnalyst includes powerful planning tools such as Allocation Goals, which lets you create allocation goals and track portfolio performance against those goals, and Retirement Planner, which helps you understand your retirement outlook by creating a plan that considers your personal preferences, goals, and expectations.

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IB Risk NavigatorSM – We offer to all customers our real‑time market risk management platform that unifies exposure across multiple asset classes around the globe. The system is capable of identifying overexposure to risk by starting at the portfolio level and drilling down into successively greater detail within multiple report views. Report data is updated every ten seconds or upon changes to portfolio composition. Predefined reports allow the summarization of a portfolio from different risk perspectives, providing views of Exposure, Value at Risk (“VaR”), Delta, Gamma, Vega and Theta, profit and loss, and position quantity measures. The system also offers customers the ability to modify positions through “what‑if” scenarios that show hypothetical changes to the risk profile.

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Portfolio Builder – Portfolio Builder supports our customers in setting up an investment strategy based on research and rankings from top buy-side providers and fundamental data; use filters to define the universe of equities that will comprise their strategy and back-test their strategy using up to three years of historical performance; work in hypothetical mode to adjust the strategy until the historical performance meets their standards; and with the click of a button let the system create the orders to invest in a strategy and track its performance in their portfolio.

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Securities Lending Dashboard – The Securities Lending Dashboard is designed to help customers assess the short-selling activity for specific securities and inform trading decisions. The dashboard allows sophisticated individual and institutional investors, including hedge funds, to view an expanded universe of securities lending data across key metrics. The Securities Lending Dashboard complements IBKR’s Securities Loan and Borrow system, which is a fully electronic and actionable self-service utility that lets customers search for availability of shortable securities from within IBKR trading platforms at no cost.

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Interactive AnalyticsSM and IB Option AnalyticsSM – We offer our customers state‑of‑the‑art tools, which include a customizable trading platform, advanced analytic tools and over 100 sophisticated order types and algorithms. We also provide a real‑time option analytics window that displays values reflecting the rate of change of an option’s price with respect to a unit change in each of several risk dimensions.

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Probability Lab®  – The Probability Lab® provides customers with an intuitive, visual method to analyze market participants’ future stock price forecasts based on current option prices. This tool compares a customer’s stock price forecast versus that of the market and scans the entire option universe for the highest Sharpe ratio multi‑leg option strategies that take advantage of the customer’s forecast.

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Goal Tracker – Interactive Advisors’ Goal Tracker projects the hypothetical performance of a portfolio and monitors how likely it is the portfolio might achieve the goal. Customers can adjust inputs, such as monthly contribution amount, goal target date, or the cost or outflow associated with the goal, to estimate the likelihood of achieving a goal.

•	Sustainable Investing Tools

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IMPACT by Interactive BrokersSM – IMPACT by Interactive BrokersSM (“IMPACT App”) is a unique, simple and intuitive mobile app that helps customers easily align their investment portfolio with their values. The IMPACT App allows customers to select their personal investment criteria from thirteen impact values and principles, and also allow customers to exclude investments based on business practices they would like to avoid.

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Impact Dashboard – The Impact Dashboard, available across all IBKR platforms, helps customers evaluate and invest in companies that align with their values. Customers can select the values they care about from a list ranging from clean air to consumer safety and racial equality, and measure how both individual securities and their overall portfolio measure up against their criteria.

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Carbon Offsets – Using the IMPACT App, U.S. customers can offset their carbon emissions by purchasing carbon offsets and can use the Carbon Offsets tool to select from either greenhouse-gas emitting activities related to household, transportation and food, or enter a specific amount of carbon to offset. We source and retire the carbon credits at the appropriate registries enabling customers to fully or partially offset their carbon footprints.

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Charitable Giving – IBKR GIVESM supports U.S. customers in making charitable donations directly from the IMPACT App. Using a comprehensive directory of U.S. charities and non-profit organizations from GuideStarTM by Candid, IBKR GIVESM lets customers easily donate to a charity matching their values, or search for a non-profit organization of their choice.

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ESG Scores – ESG Scores from Refinitiv give customers a new set of tools for making investment decisions based on more than just financial factors. Companies are scored along several dimensions, such as reducing emissions and supporting human rights, and customers can easily see how companies rank both overall and on each dimension.

We cater to various customer groups with specific service needs.
For advisors, we offer:
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Model Portfolios – Model Portfolios offer advisors an efficient and time-saving approach to investing customer assets. They allow advisors to create groupings of financial instruments based on specific investment themes, and then invest customer funds into these models.

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IBKR Allocation Order Tool – The IBKR Allocation Order Tool streamlines the creation, execution, and allocation of group orders. The tool provides advisors with a single screen to enter trade allocations quickly across many customer accounts, advisors or strategies; allocate total quantity or cash quantity for user-specified values proportionally or equally; and modify orders or allocations on the fly. In addition, customers can use the Allocation Order Tool to project, preview and allocate trades to take advantage of potential capital losses for all or some of an advisor’s invested customers.

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ESG Impact Profile – The ESG Impact Profile helps advisors understand customer preferences for socially responsible and impact investing. Advisors’ customers can select personal investment criteria from thirteen impact values and principles and exclude investments based on ten categories.

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IBKR Client Risk Profile – IBKR Client Risk Profile is designed to help advisors determine the most suitable investments for their customers, based on each customer’s risk tolerance. This information is collected through a custom-designed questionnaire. Advisors can view the scores through the Advisor Portal and create custom pre-trade allocation groups and profiles in Trader WorkstationSM to place orders and allocate trades for customers with similar risk profiles.

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Custom Indexing – Custom Indexing allows advisors to create custom portfolios for their customers that directly hold the underlying securities of an index, rather than purchasing a traditional index fund. This gives advisors the ability to customize portfolios to align with specific investment objectives.

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Employee Plan Administrator SIMPLE IRA – The Employee Plan Administrator account allows U.S. advisors to offer self-employed individuals and companies of less than 100 employees a Savings Investment Match Plan for Employees Individual Retirement Account (“SIMPLE IRA”).

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Tax Loss Harvesting – IBKR’s Tax Loss Harvest tool helps advisors to potentially reduce their customers’ tax liabilities by harvesting losses across multiple assets for multiple customers at the same time.

For introducing brokers and advisors, we offer:
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White Branding – Our large financial advisor and broker‑dealer customers may “white brand” our trading interface, account management and reports with their firm’s identity. Broker-dealer customers can also select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up‑to‑date technology to offer to their customers a complete global range of services and products.

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Streamlined Client Service Program – The Streamlined Client Service Program offers a new level of service for brokers and advisors who want to handle tasks for their customers, with a simplified process for approving funding requests and signing agreements. The full list of available tasks includes authorization to update or change account information, account settings, trading permissions, tax forms, banking and transfer instructions; authorization to vote shares and make elections regarding positions; authorization for special programs and alternative investments; and request to send electronic notices, confirmations, account statements and certain communications only to the broker or advisor.

For qualified institutional customers, we offer:
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High Touch Prime Brokerage Service – Eligible hedge fund clients of Interactive Brokers can take advantage of high-touch services that seamlessly deliver Interactive Brokers’ automated and cost-effective platform but with personal resources and attention. This allows hedge funds to spend more time on implementing their investment strategy and with their clients.

For customers looking for online advisory services, we offer:
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Interactive Advisors – Interactive Advisors recruits registered financial advisors, vets them, analyzes their investment track records, and groups them by their risk profile. Investors who are interested in having their individual accounts robo-traded are grouped by their risk and return preferences. Investors can assign their accounts to be traded by one or more advisors. Interactive Advisors also offers our customers Smart Beta Portfolios which combine the benefits of actively managed fund stock selection techniques with passive ETFs low-cost automation to provide broad market exposure and potentially higher returns, as well as Socially Responsible Investing.

ORGANIZATIONAL STRUCTURE

Holding Company Structure

We are a holding company and our primary asset is our ownership of approximately 25.7% (approximately 25.8% after completion of this offering) of the membership interests of IBG LLC, the holding company for our businesses. The remaining approximately 74.3% (approximately 74.2% after completion of this offering) of IBG LLC membership interests are held by IBG Holdings LLC (“Holdings”), a holding company that is owned directly and indirectly by our founder and Chairman, Mr. Thomas Peterffy and his affiliates, management and other employees of IBG LLC, and certain other members. Mr. Thomas Peterffy and his affiliates, directly and indirectly, own approximately 91.2% (approximately 91.4% after completion of this offering) of the membership interests in Holdings. Our holding company structure is designed to allow both public stockholders (through IBG, Inc.) and historical members (through Holdings) to have economic interests in our businesses.

Our only business is to act as the sole managing member of IBG LLC. As sole managing member of IBG LLC, we operate and control all of the business and affairs of IBG LLC.

Concurrently with our initial public offering (“IPO”), we entered into an exchange agreement with Holdings, IBG LLC and the historical members of IBG LLC (the “Exchange Agreement”). Pursuant to this agreement, the historical members of IBG LLC received membership interests in Holdings in exchange for their membership interests in IBG LLC. Under the Exchange Agreement, as amended, on an annual basis, each holder of a Holdings membership interest may request that Holdings redeem all or any portion of that holder’s interest. The manner in which the redemption price will be paid is by our sale of shares of common stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from Holdings. Alternatively, we may issue our common stock to Holdings in exchange for a corresponding number of membership interests in IBG LLC. We would then expect Holdings to either (i) sell our common stock over time and distribute the net proceeds to the redeeming members or (ii) distribute our common stock in-kind to the redeeming members. Regardless of the method chosen, we also are obligated to pay 85% of certain tax benefits we receive in the sale – see discussion of “Allocation of Tax Benefits” below.

Additionally, Holdings, with the consent of Mr. Thomas Peterffy and our board of directors, has the right to redeem all or a portion of the membership interests of any member of Holdings at any time. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail in our Exchange Agreement, a copy of which was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2009 filed by the Company on November 9, 2009. The Exchange Agreement was amended on June 6, 2012 to eliminate an alternative funding method, which provided that upon approval by the board of directors and by agreement of the Company, IBG LLC and Holdings, redemptions could be made in cash. A copy of the amendment to the Exchange Agreement was filed as Exhibit 10.1 to Form 8-K filed by the Company on June 12, 2012. The Exchange Agreement was also amended on July 23, 2015 to allow for annual redemptions on a going forward basis without any expiration period. A copy of the amendment to the Exchange Agreement was filed on Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2015 filed by the Company on November 9, 2015.

On July 16, 2024, we agreed to issue 333,000 shares of our common stock and pay 85% of certain tax benefits we receive – see discussion of Allocation of Tax Benefits below – to Holdings in exchange for membership interests in IBG LLC equal in number to such number of shares of common stock issued by us. Holdings intends to distribute these shares in-kind to the redeeming members in redemption (partial or complete) of such members’ interests in Holdings. Mr. Thomas Peterffy and his affiliates did not elect to redeem their membership interests (or a portion thereof) in Holdings. Therefore, no portion of the proceeds from selling these shares of common stock will be paid to Mr. Thomas Peterffy or his affiliates. These common shares may be sold in open market transactions subject to the limitations in one or more Rule 10b5-1 plans which may include daily volume limitations to minimize market impact. Members may also elect to sell these common shares without a Rule 10b5-1 plan, subject to the Company’s Employee Trading Policy. Mr. Peterffy and his affiliates may effectuate future redemptions of Holdings shares to continue selling our common stock, although that cannot be assured.

The graphic below illustrates our current ownership structure and reflects both current ownership percentages and anticipated ownership percentages immediately following the completion of this offering and the redemption of additional IBG LLC membership interests. The graphic below does not display the subsidiaries of IBG LLC.

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(1)
Mr. Peterffy executed a trading plan in conformity with Rule 10b5-1 of the Exchange Act in 2024 for the purpose of selling our common stock received from previous redemptions. As of July 24, 2024, Mr. Peterffy held 1,692,901 shares of our common stock for sale, representing an additional 0.40% of the voting interests in IBG, Inc.

Allocation of Tax Benefits

As the result of our acquisition from Holdings of an IBG LLC membership interest by issuing shares of our common stock to Holdings, we will receive not only an additional interest in IBG LLC but also, for federal income tax purposes, an adjustment to the federal income tax basis of the assets of IBG LLC underlying such additional interest. This may lead to a savings in certain U.S. federal, state and local income taxes or franchise taxes. To the extent that we actually realize tax savings, we have agreed, under the terms of a tax receivable agreement with Holdings, to pay Holdings 85% of these cash savings and we will retain the remaining 15% of these cash savings. At the time of the closing of this offering, the increase in the amortizable tax basis attributable to our interest in IBG LLC, based on the offering price set forth on the cover of this prospectus supplement and our purchase of an additional 0.08% of the outstanding interests of IBG LLC, is expected to be approximately $18 million.

THE OFFERING

Common stock we are offering	333,000 shares

Common stock issued and outstanding immediately after this offering	108,818,969 shares

Nasdaq symbol for our common stock	Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “IBKR.”

Use of proceeds
All of the shares of common stock offered pursuant to this prospectus supplement are to be issued to Holdings in exchange for membership interests in IBG LLC equal in number to such number of shares of common stock issued by us. As a result, we will not receive any cash proceeds from the issuance of such shares of common stock.

Risk Factors
Investing in our common stock involves a high degree of risk. Investors are urged to read and consider the risk factors relating to an investment in our common stock set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

The number of shares of our common stock to be outstanding after this offering is based on 108,485,969 shares of common stock outstanding as of June 30, 2024, which excludes 140,255 shares being held as Treasury Stock.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent reports we file on Form 10-K, 10-Q and 8-K, which are incorporated herein by reference, as well as the other information incorporated by reference in this prospectus supplement. The risks and uncertainties described in our Annual Report are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares of common stock could decline, perhaps significantly, and you could lose all or part of your investment in the common stock. The risks discussed in our Annual Report also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Company Structure

•
Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

•
Control by Mr. Thomas Peterffy of a majority of the combined voting power of our common stock may give rise to conflicts of interests and could discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

•	We depend on IBG LLC to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

•
We are required to pay Holdings for the benefit relating to additional tax depreciation or amortization deductions we claim as a result of the tax basis step‑up our subsidiaries received in connection with our initial public offering (“IPO”) and certain subsequent redemptions of Holdings membership interests.

•	Certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

Risks Related to Our Business

•	Macroeconomic, geopolitical and other challenges and uncertainties could have a negative impact on our business.

•	Our business could be harmed by a systemic market event.

•	Damage to our reputation could harm our business.

•	The impact of a public health emergency may have a material adverse impact on our business and results of operations.

•	Our future success will depend on our response to the demand for new services, products and technologies.

•	The loss of our key employees would materially adversely affect our business.

•	We may not pay dividends on our common stock at any time in the foreseeable future.

•	Our direct market access clearing and non‑clearing brokerage operations face intense competition.

•	We are subject to potential losses as a result of our clearing and execution activities.

•	We are exposed to risks associated with our international operations.

•	We are subject to counterparty risk whereby defaults by parties with whom we do business can have an adverse effect on our business, financial condition and results of operations.

•
Any future acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

•	Because our revenues and profitability depend on trading volume and interest rate levels, they are prone to significant fluctuations and are difficult to predict.

•	We may incur material trading losses from our market making activities.

•	Reduced spreads in securities pricing, levels of trading activity and trading through market makers could harm our business.

•	We may incur losses in our market making activities in the event of failures of our proprietary pricing model.

•	The valuation of the financial instruments we hold may result in large and occasionally anomalous swings in the value of our positions and in our earnings in any period.

•	We are exposed to losses due to lack of perfect information.

•	Rules governing designated market makers may require us to make unprofitable trades or prevent us from making profitable trades.

•	Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

Risks Related to Laws, Regulations and Litigation

•	Our future efforts to sell shares or raise additional capital may be delayed or prohibited by regulations.

•	Regulatory and legal uncertainties could harm our business.

•	We are subject to risks relating to litigation and potential securities laws liability.

•	Heightened regulatory and legislative requirements and changes in the U.S. and globally have increased our compliance, regulatory and other risks and costs.

•	We may incur additional tax expense or become subject to additional tax liabilities.

Risks Related to Our Intellectual Property, Technology, Cybersecurity and Data Privacy

•	We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

•
Our reliance on our computer software could cause us great financial harm in the event of any disruption or corruption of our computer software. We may experience technology failures while developing our software.

•	We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

•	We do not have fully redundant systems. System failures could harm our business.

•	Failure of third-party systems on which we rely could adversely affect our business.

•	Internet‑related issues may reduce or slow the growth in the use of our services in the future.

•
We could be the target of a cyber-attack or experience a cybersecurity incident that impairs internal systems, degrades services we provide to customers, or results in a data compromise, causing reputational or monetary damages as a consequence.

•	We are subject to stringent and complex data privacy rules. Failure to comply with these rules could have an adverse effect on our business, financial condition, and results of operation.

Risks Related to Cryptocurrency

•	We rely on third-party Cryptocurrency Service Providers (“CSPs”) to provide our customers the ability to access cryptocurrency trading and custody services.

•	A data breach at a CSP may result in irreversible losses, which would adversely affect our customers and our business.

•	We may encounter technical issues which would result in disruption or interruption of our customers’ access to their CSP accounts.

•
Changes in laws and regulations regarding cryptocurrency may negatively impact our ability to enable our customers to buy, hold and sell cryptocurrencies in the future and may adversely affect our business.

•	A loss event incurred by a CSP may adversely impact our operating results.

Risks Related to the Offering

•	The market price of our common stock may fluctuate significantly, and this may make it difficult for holders to resell our common stock when they want or at prices that they find attractive.

•	The common stock are equity interests and are subordinate to our existing and future indebtedness.

•	There may be future sales or issuances of our common stock, which will dilute the ownership interests of stockholders and may adversely affect the market price of our common stock.

Risks Related to Our Company Structure

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The members of Holdings have the right to cause the redemption of their Holdings membership interests over time in connection with offerings of shares of our common stock. We intend to sell additional shares of common stock in public offerings in the future, which may include offerings of our common stock to finance future purchases of IBG LLC membership interests which, in turn, will finance corresponding redemptions of Holdings membership interests. These offerings and related transactions are anticipated to occur at least annually into the future. The size and occurrence of these offerings may be affected by market conditions. We may also issue additional shares of common stock or convertible debt securities to finance future acquisitions or business combinations. We currently have approximately 108.5 million outstanding shares of common stock. Assuming no anti‑dilution adjustments based on combinations or divisions of our common stock, the offerings referred to above could result in the issuance by us of up to an additional approximately 314.0 million shares of common stock. It is possible, however, that such shares could be issued in one or a few large transactions.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

Control by Mr. Thomas Peterffy of a majority of the combined voting power of our common stock may give rise to conflicts of interests and could discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

Mr. Thomas Peterffy, our founder and Chairman, and his affiliates beneficially own approximately 91.2% (approximately 91.4% after completion of this offering) of the economic interests and all of the voting interests in Holdings, which owns all of our Class B common stock, representing approximately 74.3% (approximately 74.2% after completion of this offering) of the combined voting power of all classes of our voting stock. As a result, Mr. Peterffy has the ability to elect all of the members of our Board of Directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, material expansions or contractions of our business, entry into new lines of business, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on our common stock. In addition, Mr. Peterffy is able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could discourage potential takeover attempts that other stockholders may favor and could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and this may adversely affect the market price of our common stock.

Moreover, because of Mr. Peterffy’s substantial ownership, we are eligible to be and are, treated as a “controlled company” for purposes of the Nasdaq Marketplace Rules. As a result, we are not required by Nasdaq to have a majority of independent directors or to maintain Compensation and Nominating and Corporate Governance Committees composed entirely of independent directors to continue to list the shares of our common stock on Nasdaq. Our Compensation Committee is comprised of Messrs. Thomas Peterffy (Chairman of the Compensation Committee), Earl H. Nemser (our Vice Chairman) and Milan Galik (our Chief Executive Officer). Mr. Peterffy’s membership on the Compensation Committee may give rise to conflicts of interests in that Mr. Peterffy is able to influence all matters relating to executive compensation, including his own compensation.

We depend on IBG LLC to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

We are a holding company and our primary assets are our approximately 25.7 (approximately 25.8% after completion of this offering) equity interest in IBG LLC and our controlling interest and related rights as the sole managing member of IBG LLC and, as such, we operate and control all of the business and affairs of IBG LLC and are able to consolidate IBG LLC’s financial results into our financial statements. We have no independent means of generating revenues. IBG LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, its taxable income is allocated on a pro rata basis to Holdings and us. Accordingly, we incur income taxes on our proportionate share of the net taxable income of IBG LLC, and also incur expenses related to our operations. We intend to cause IBG LLC to distribute cash to its members in amounts at least equal to that necessary to cover their tax liabilities, if any, with respect to the earnings of IBG LLC. To the extent we need funds to pay such taxes, or for any other purpose, and IBG LLC is unable to provide such funds, it could have a material adverse effect on our business, financial condition and results of operations.

We are required to pay Holdings for the benefit relating to additional tax depreciation or amortization deductions we claim as a result of the tax basis step‑up our subsidiaries received in connection with our initial public offering (“IPO”) and certain subsequent redemptions of Holdings membership interests.

In connection with our IPO, we purchased interests in IBG LLC from Holdings for cash. In connection with redemptions of Holdings membership interests, we acquired additional interests in IBG LLC by issuing shares of Class A common stock in exchange for an equivalent number of shares of member interests in IBG LLC (the “Redemptions”). In addition, IBG LLC membership interests held by Holdings may be sold in the future to us and financed by our issuances of shares of our common stock. The initial purchase and the Redemptions did, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries that otherwise would not have been available. Such increase will be approximately equal to the amount by which our stock price at the time of the purchase exceeds the income tax basis of the assets of IBG LLC underlying the IBG LLC interests acquired by us. These increases in tax basis will result in increased deductions in computing our taxable income and resulting tax savings for us generally over the 15-year period which commenced with the initial purchase and subsequent purchases, respectively. We have agreed to pay 85% of these tax savings, if any, to Holdings as they are realized as additional consideration for the IBG LLC interests that we acquire, with the balance to be retained by us.

As a result of the IPO and the Redemptions by Holdings, the increase in the tax basis attributable to our interest in IBG LLC is $2.1 billion. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of a portion of the increase in tax basis to foreign or non‑depreciable fixed assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, for example. Based on facts and assumptions as of December 31, 2023, including that subsequent purchases of IBG LLC interests will occur in fully taxable transactions, the potential tax basis increase resulting from the historical and future purchases of the IBG LLC interests held by Holdings could be as much as $12.4 billion. The actual increase in tax basis depends, among other factors, upon the price of shares of our common stock at the time of the purchase and the extent to which such purchases are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the amount of the payments to be made under the Tax Receivable Agreement, depends upon a number of factors, as discussed above, including the timing and amount of our future income.

The tax basis increase of $12.4 billion assumes that (a) all remaining IBG LLC membership interests held by Holdings are purchased by us in one or more taxable transactions and (b) such purchases in the future are made at prices that reflect the closing share price as of December 31, 2023.

If the Internal Revenue Service (“IRS”) successfully challenges the tax basis increase, under certain circumstances, we could be required to make payments to Holdings under the Tax Receivable Agreement in excess of our cash tax savings.

Certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

Provisions contained in our amended and restated certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation authorizes our Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or management may be unsuccessful.

Risks Related to Our Business

Macroeconomic, geopolitical and other challenges and uncertainties could have a negative impact on our business.

We are affected by domestic and international macroeconomic and political conditions, as well as, the level of interest rates, inflation, and by fiscal and monetary policy. Our business depends in part on the level of global trading volumes and volatility, which are affected by factors beyond our control. These factors may cause a weakness in securities markets, leading to a slowdown in trading volumes, which would result in reduced transaction revenues. Changes in tax law and regulation, or market uncertainty caused by a change in the political environment, may negatively affect our business. Our international operations may also be subject to risk of loss due to political, economic or financial instability, unexpected changes in regulatory requirements, tax laws, and changes in governmental or central bank policies. These risks could have a material adverse effect on our business, financial condition and results of operations.

Our business could be harmed by a systemic market event.

Some market participants could be overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could collapse, and the impact of such an event could be catastrophic to our business.

Damage to our reputation could harm our business.

Maintaining our reputation is critical to attracting and maintaining customers, investors, and employees. If we fail to address, or appear to fail to address, issues that may give rise to reputational risk, we could significantly harm our business. These issues may include, but are not limited to, any of the risks discussed in this Item 1A, including appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money laundering, cybersecurity and data privacy, record-keeping, sales and trading practices, and employee misconduct. Adverse developments could impair our reputation and materially adversely affect our business, financial condition and results of operations.

The impact of a public health emergency may have a material adverse impact on our business and results of operations.

The response of governments and societies to a public health emergency, which could include temporary closures of certain businesses; social distancing; travel restrictions, “shelter in place” and other governmental regulations; and reduced consumer spending due to job losses, may significantly impact volatility in the financial, commodities and energy markets, and general economic conditions. These measures may negatively impact businesses, market participants, our counterparties and customers, and the global economy and could continue for a prolonged period of time.

Our net interest income and profitability could be negatively affected by lower benchmark interest rates caused by central banks lowering target benchmark rates in an attempt to buffer their economies from a public health emergency.

As a result of our hybrid work model, which we adopted for our offices globally, any disruption to our information technology systems, including from cyber incidents, could have a material adverse effect on our business. We have taken measures to maintain the health and safety of our employees, but widespread illness could negatively affect staffing levels within certain functions or locations. In addition, our ability to recruit, hire and onboard employees could be negatively impacted by a public health emergency.

The impact of a public health emergency on our future financial results could be significant but currently cannot be quantified, as it would depend on numerous evolving factors that cannot be accurately predicted, including, but not limited to, the duration and spread of the public health emergency; its impact on our customers, employees and vendors; governmental regulations in response to the public health emergency; and the overall impact of the public health emergency on the economy and society, among other factors. Any of these events, alone or in combination with others, could exacerbate many of the risk factors discussed or incorporated by reference herein and could have a material adverse effect on our business, financial condition and results of operations.

Our future success will depend on our response to the demand for new services, products and technologies.

The demand for our services that rely on electronic communications gateways, is characterized by:

•	rapid technological change;

•	changing customer demands;

•	the need to enhance existing services and products or introduce new services and products; and

•	evolving industry standards.

New services, products and technologies may render our existing services, products and technologies less competitive. Our future success will depend, in part, on our ability to respond to the demand for new services, products and technologies on a timely and cost‑effective basis and to adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We cannot assure you that we will be successful in developing, introducing or marketing new services, products and technologies. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological advancements, customer requirements or changing industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements could have a material adverse effect on our business, financial condition and results of operations.

The loss of our key employees would materially adversely affect our business.

Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees.

We may not pay dividends on our common stock at any time in the foreseeable future.

As a holding company for our interest in IBG LLC, we will be dependent upon the ability of IBG LLC to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent (if any) that we have excess cash, any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial conditions, cash requirement, contractual restrictions and other factors that our Board of Directors may deem relevant. From the second quarter of 2011 through first quarter of 2024, we declared and paid a quarterly cash dividend of $0.10 per share. In the second quarter of 2024, we increased the quarterly dividend to $0.25 per share. Although not required, we currently intend to pay quarterly dividends of $0.25 per share to our common stockholders for the foreseeable future.

Our direct market access clearing and non‑clearing brokerage operations face intense competition.

With respect to our direct market access brokerage business, the market for electronic and interactive bidding, offering and trading services in connection with equities, options and futures is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. Our current and potential future competition principally comes from five categories of competitors:

•
prime brokers who, in an effort to satisfy the demands of their customers for hands‑on electronic trading facilities, universal access to markets, smart routing, better trading tools, and lower commissions and financing rates, have embarked upon building such facilities and product and service enhancements;

•	direct market access and online equity brokers, and online options and futures firms;

•	zero commission brokers, while technically not offering direct market access, who use simplified interfaces and a limited product offering to attract new market participants;

•	software development firms and vendors who create global trading networks and analytical tools and make them available to brokers; and

•	traditional brokers.

In addition, we compete with financial institutions, mutual fund sponsors and other organizations, many of which provide online, direct market access or other investing services. A number of brokers provide our technology and execution services to their customers, and these brokers can become our competitors if they develop their own technology. Some of our competitors in this area have greater name recognition, longer operating histories and significantly greater financial, technical, marketing and other resources than we have and offer a wider range of services and financial products than we do. Some of our competitors may also have an ability to charge lower or zero commissions. We cannot assure you that we will be able to compete effectively or efficiently with current or future competitors. These increasing levels of competition in the online trading industry could significantly harm this aspect of our business.

We are subject to potential losses as a result of our clearing and execution activities.

As a clearing member firm providing financing services to certain of our brokerage customers, we are ultimately responsible for their financial performance in connection with various securities and derivatives transactions. Our clearing operations require a commitment of our capital and, despite safeguards implemented by our software, involve risks of losses due to the potential failure of our customers to perform their obligations under these transactions. If our customers default on their obligations, we remain financially liable for such obligations, and although these obligations are collateralized, we are subject to market risk in the liquidation of customer collateral to satisfy those obligations. There can be no assurance that our risk management procedures will be adequate. Any liability arising from clearing operations could have a material adverse effect on our business, financial condition and results of operations.

As a clearing member firm of securities and derivatives clearing houses in the U.S. and abroad, we are also exposed to clearing member credit risk. Securities and derivatives clearing houses require member firms to deposit cash, stock and/or government securities for margin requirements and to clearing funds. If a clearing member defaults in its obligations to the clearing house in an amount larger than its own margin and clearing fund deposits, the shortfall is absorbed pro rata from the deposits of the other clearing members. Many clearing houses of which we are members also have the authority to assess their members for additional funds if the clearing fund is depleted. A large clearing member default could result in a substantial cost to us if we are required to pay such assessments.

We are exposed to risks associated with our international operations.

During 2023, approximately 30% of our net revenues were generated by our operating subsidiaries outside the U.S. We are exposed to risks and uncertainties inherent in doing business in international markets, particularly in the heavily regulated brokerage industry. Such risks and uncertainties include political, economic and financial instability; unexpected changes in regulatory requirements, tariffs and other trade barriers; exchange rate fluctuations; applicable currency controls; and difficulties in staffing, including reliance on newly hired local experts, and managing foreign operations. These risks could cause a material adverse effect on our business, financial condition and results of operations.

We are subject to counterparty risk whereby defaults by parties with whom we do business can have an adverse effect on our business, financial condition and results of operations.

We are exposed to the risk of loss if a customer, counterparty or issuer fails to perform its obligations under contractual terms. Our counterparty risk is primarily from margin loans extended to customers, securities purchased under agreements to resell (“repos”), securities borrowing and lending arrangements, cash and/or collateral deposited with clearing houses, exchanges, banks, securities firms and other financial counterparties, all of which may result in credit exposure in the event the counterparty defaults on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons.

Our customer margin credit exposure is to a great extent mitigated by our policy of automatically evaluating each account throughout the trading day and closing out positions automatically for accounts that are found to be under‑margined. While this methodology is effective in most situations, it may not be effective in situations in which no liquid market exists for the relevant securities or commodities or in which, for any reason, automatic liquidation for certain accounts has been disabled. If no liquid market exists or automatic liquidation has been disabled, we are subject to risks inherent in extending credit, especially during periods of rapidly declining markets. Any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for these loans would cause harm to our business, financial condition and results of operations.

Repos are collateralized by securities with a market value in excess of the obligation under the contract and are cleared and marked to market through a central clearing counterparty.
Securities lending agreements are collateralized by deposits of cash or securities. We attempt to minimize credit risk associated with these activities by monitoring collateral values daily and requiring additional collateral to be deposited with or returned to us as permitted under contractual provisions. Similarly, over-the-counter transactions, such as contracts for differences (“CFDs”), are marked to market daily and are conducted with counterparties that have undergone a thorough credit review. Any loss or expense incurred due to defaults by our counterparties in failing to fulfill their contractual obligations would cause harm to our business, financial condition and results of operations.
In addition, as a clearing member of several central clearing houses, we participate in the mutualization of risk and could incur financial losses in the event of default by other clearing members. Although we regularly review our credit exposures, default risk may arise from events or circumstances that are difficult to detect or foresee.
Any future acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

Although our growth strategy has not focused historically on acquisitions, we may in the future engage in evaluations of potential acquisitions and new businesses. We may not have the financial resources necessary to consummate any acquisitions in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to integration and consolidation risks. Because acquisitions historically have not been a core part of our growth strategy, we have little experience in successfully utilizing acquisitions. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses and we may be unable to profitably operate our expanded company.

Because our revenues and profitability depend on trading volume and interest rate levels, they are prone to significant fluctuations and are difficult to predict.

Our revenues are dependent on the level of trading activity on securities and derivatives exchanges in the U.S. and abroad and on the general level of interest rates. In the past, our revenues and operating results have varied significantly from period to period primarily due to movements and trends in the underlying markets and to fluctuations in trading and interest rate levels. As a result, period to period comparisons of our revenues and operating results may not be meaningful, and future revenues and profitability may be subject to significant fluctuations or declines.

We may incur material trading losses from our market making activities.

A portion of our revenues and operating profits is derived from our trading as principal in our role as a market maker. We may incur trading losses relating to these activities since each primarily involves the purchase or sale of securities for our own account. In any period, we may incur trading losses in a significant number of securities for a variety of reasons including:

•	price changes in securities;

•	lack of liquidity in securities in which we have positions; and

•	the required performance of our market making obligations.

These risks may limit or restrict our ability to either resell securities we purchased or to repurchase securities we sold. In addition, we may experience difficulty borrowing securities to make delivery to purchasers to whom we sold short, or lenders from whom we have borrowed. From time to time, we may have large position concentrations in securities of a single issuer or issuers engaged in a specific industry or traded in a particular market. Such a concentration could result in higher trading losses than would occur if our positions and activities were less concentrated.

In our role as a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell, or sell and buy, securities. However, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of securities in inventory. By having to maintain inventory positions, we are subjected to a high degree of risk. We cannot assure you that we will be able to manage such risk successfully or that we will not experience significant losses from such activities, which could have a material adverse effect on our business, financial condition and results of operations.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers could harm our business.

Computer‑generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten spreads on securities transactions. Tighter spreads and increased competition could make our remaining market making activities less profitable.

We may incur losses in our market making activities in the event of failures of our proprietary pricing model.

Our market making activities are substantially dependent on the accuracy of our proprietary pricing mathematical model, which continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates our outstanding quotes many times per second. Our model is designed to automatically rebalance our positions throughout the trading day to manage risk exposures on our positions in options, futures and the underlying securities. In the event of a flaw in our pricing model and/or a failure in the related software, our pricing model may lead to unexpected and/or unprofitable trades, which may result in material trading losses.

The valuation of the financial instruments we hold may result in large and occasionally anomalous swings in the value of our positions and in our earnings in any period.

The market prices of our long and short positions are reflected on our books at closing prices which are typically the last trade price before the official close of the primary exchange on which each such security trades. If prices of derivatives and their underlying securities close out of alignment, there may be large and occasionally anomalous swings in the value of our positions daily and, accordingly, in our earnings in any period. This is especially true on the last business day of each calendar quarter.

We are exposed to losses due to lack of perfect information.

As market makers, we provide liquidity by buying from sellers and selling to buyers. Quite often, we trade with others who have different information than we do, and as a result, we may accumulate unfavorable positions preceding large price movements in companies. Should the frequency or magnitude of these events increase, our losses will likely increase correspondingly.

Rules governing designated market makers may require us to make unprofitable trades or prevent us from making profitable trades.

Designated market makers are granted certain rights and have certain obligations to “make a market” in a particular security. They agree to specific obligations to maintain a fair and orderly market. In acting as a designated market maker, we are subjected to a high degree of risk by having to support an orderly market. In this role, we may at times be required to make trades that adversely affect our profitability. In addition, we may at times be unable to trade for our own account in circumstances in which it may be to our advantage to trade, and we may be obligated to act as a principal when buyers or sellers outnumber each other. In those instances, we may take a position counter to the market, buying or selling securities to support an orderly market. Additionally, the rules of the markets which govern our activities as a designated market maker are subject to change. If these rules are made more stringent, our trading revenues and profits as a designated market maker could be adversely affected.

Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

We seek to manage, monitor and control our market, credit, operational, liquidity, and legal and regulatory compliance risks through risk management policies developed and implemented by our Steering Committee, which is chaired by our Chief Executive Officer and comprised of senior executives of our various operating subsidiaries. However, there can be no assurance that our procedures will be adequate. Historically, market conditions have included unprecedented market events which highlighted the limitations inherent in using historical data to manage risk. While we employ a broad and diversified set of risk management tools, they cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes, as a result a failure in our risk management policies and procedures could have a material adverse effect on our business, financial condition and results of operations. See "Item 1. Business - Risk Management Activities" for more information.

Risks Related to Laws, Regulations and Litigation

Our future efforts to sell shares or raise additional capital may be delayed or prohibited by regulations.

As certain of our subsidiaries are members of the Financial Industry Regulation Authority (“FINRA”), we are subject to certain regulations regarding changes in control of our ownership. FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a change in control of a member firm. FINRA defines control as ownership of 25% or more of the firm’s equity by a single entity or person and would include a change in control of a parent company. Interactive Brokers Canada, Inc., Interactive Brokers (U.K.) Limited, Interactive Brokers Ireland Limited, IBKR Financial Services AG, Interactive Brokers Central Europe Zrt., Interactive Brokers Hong Kong Limited, and Interactive Brokers Singapore Pte. Ltd. are subject to similar change in control regulations promulgated by the Canadian Investment Regulatory Organization (“CIRO”) in Canada, the Financial Conduct Authority (“FCA”) in the United Kingdom, the Central Bank of Ireland (“CBI”) in Ireland, the Swiss Financial Market Supervisory Authority (“FINMA”) in Switzerland, the Magyar Nemzeti Bank (“MNB”) in Hungary, the Securities and Futures Commission (“SFC”) in Hong Kong, and the Monetary Authority of Singapore (“MAS”) in Singapore, respectively. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited. We may be subject to similar restrictions in other jurisdictions in which we operate.

Regulatory and legal uncertainties could harm our business.

The securities and derivatives businesses are heavily regulated. Firms in financial service industries have been subject to an increasingly regulated environment over recent years, and penalties and fines sought by regulatory authorities have increased accordingly. Our broker‑dealer subsidiaries are subject to regulations in the U.S. and abroad covering all aspects of their business. Regulatory bodies include, in the U.S., the Securities and Exchange Commission (“SEC”), FINRA, the Board of Governors of the Federal Reserve System, the Chicago Board Options Exchange, the Chicago Mercantile Exchange, the Commodity Futures Trading Commission (“CFTC”), and the National Futures Association; in Canada, the CIRO and various Canadian securities commissions; in the United Kingdom, the FCA; in Ireland, the CBI; in Switzerland, the FINMA; in Hungary, the MNB; in India, the Securities and Exchange Board of India; in Hong Kong, the SFC; in Japan, the Financial Supervisory Agency and the Japan Securities Dealers Association; in Singapore, the MAS; and in Australia, the Australian Securities and Investment Commission. Our mode of operation and profitability may be directly affected by additional legislation changes in rules promulgated by various domestic and foreign government agencies and self‑regulatory organizations that oversee our businesses, and changes in the interpretation or enforcement of existing laws and rules, including the potential imposition of transaction taxes. Like other global firms, we are also increasingly affected by economic and trade sanctions designed to accomplish foreign policy and security goals issued by the Office of Foreign Asset Control of the U.S. Department of the Treasury, as well as similar governmental agencies around the globe. Noncompliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation or limitation of licenses. Noncompliance with applicable laws or regulations could adversely affect our reputation, prospects, revenues and earnings. In addition, changes in current laws or regulations or in governmental policies could adversely affect our business, financial condition and results of operations.

Domestic and foreign stock exchanges, other self‑regulatory organizations and state and foreign securities commissions can censure, fine, issue cease‑and‑desist orders, suspend or expel a broker‑dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our internal systems to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations. To continue to operate and to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct, or intend to conduct business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit our ability to continue existing international operations and further expand internationally.

We are subject to risks relating to litigation and potential securities laws liability.

We are exposed to substantial risks of liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, the CFTC, the Federal Reserve, state securities regulators, self-regulatory organizations and foreign regulatory agencies. We are also subject to the risk of litigation and claims that may be without merit. We could incur significant legal expenses in defending ourselves against and resolving lawsuits or claims. An adverse resolution of any future lawsuits or claims against us could result in a negative perception of the Company and have a material adverse effect on our business, financial condition and results of operations. See “Legal Proceedings and Regulatory Matters” in Part I Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2023.

Heightened regulatory and legislative requirements in the U.S. and internationally have increased our compliance, regulatory and other risks and costs.

We are required to interpret and implement extensive and frequently changing regulatory and legislative requirements in the U.S. and other jurisdictions in which we do business resulting in substantial compliance, regulatory and other risks and costs, including the hiring of additional personnel. In addition, there is heightened regulatory scrutiny and expectations in the U.S. and internationally with respect to governance, infrastructure, data, risk management practices and controls. A failure to comply with these requirements and expectations, even if inadvertent, or resolve any identified deficiencies, could result in increased regulatory oversight and restrictions, enforcement proceedings, penalties and fines.

We may incur additional tax expense or become subject to additional tax liabilities.

We are subject to the tax laws and regulations of the U.S. and its states and municipalities, as well as numerous foreign jurisdictions in which we do business. These laws, regulations and treaties are complex, and the manner they apply to us is sometimes open to interpretations, therefore significant judgments are required in determining our provision for income taxes, deferred tax assets and liabilities balances, and other tax liabilities. We are also regularly under audit by the U.S. Internal Revenue Service and other tax authorities, both in the U.S. and abroad, which may not agree with our tax positions and cause our tax liabilities to increase.

In addition, our tax liabilities are subject to other significant risks and uncertainties, including those arising from potential changes in laws and regulations in the countries in which we do business (e.g., on December 15, 2022, the EU formally adopted the EU’s Pillar Two Directive, effective January 1, 2024, which provides for a minimum effective tax rate of 15%, as established by the Organization for Economic Cooperation and Development (“OECD”) Pillar Two Framework; and a significant number of other countries have either already or are expected to also implement similar legislation with varying effective dates), the possibility of tax controversy related to adverse determinations with respect to the application of existing laws, changes in our business or structure, and changes in the valuation of our deferred tax assets and liabilities. Any unfavorable resolution of these and other uncertainties may have a significant adverse impact on our effective tax rate and results of operations. If our tax expense were to increase, or if the ultimate determination of our taxes owed is for an amount in excess of the amounts previously accrued, it could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Risks Related to Our Intellectual Property, Technology, Cybersecurity and Data Privacy

We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

We rely primarily on trade secret, contract, copyright, patent and trademark laws to protect our proprietary technology. It is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect our business.

Our reliance on our computer software could cause us great financial harm in the event of any disruption or corruption of our computer software. We may experience technology failures while developing our software.

We rely on our computer software to receive and properly process internal and external data. Any disruption in the proper functioning of our software due to, for example, erroneous or corrupted data, or cyber-attacks, may cause us to make erroneous trades or suspend our services and could cause us great financial harm. To maintain our competitive advantage, our software is under continuous development. As we identify and enhance our software, there is risk that software failures may occur and result in service interruptions and have other unintended consequences.

We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

Our success in the past has largely been attributable to our sophisticated proprietary technology that has taken many years to develop. We have benefited from the fact that the type of proprietary technology equivalent to that which we employ has not been widely available to our competitors. If our technology becomes more widely available to our current or future competitors for any reason, our operating results may be adversely affected. Additionally, adoption or development of similar or more advanced technologies by our competitors may require that we devote substantial resources to the development of more advanced technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we have been at the forefront of many of these developments in the past, we may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

New developments in the field of Artificial Intelligence (“AI”) could enable competitors to offer new products or services never before seen in the marketplace. While we strive to provide the most cutting-edge technology to our customers, breakthroughs or significant innovations made using AI (or discoveries uncovered through the use of AI) could change the nature of our business. Competitors who advance in this space may be able to offer superior products and services and may materially adversely affect our business, financial condition and results of operations.

We do not have fully redundant systems. System failures could harm our business.

If our systems fail to perform, we could experience unanticipated disruptions in operations, slower response times or decreased customer service and customer satisfaction. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations are also potentially vulnerable to damage or interruption from human error, cyber-attacks, natural disasters, power loss, telecommunication failures, break‑ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have fully redundant systems, and our formal business continuity plan does not include restoration of all services. We currently have limited separate backup facilities dedicated to our non‑U.S. operations. It is our intention to provide for and progressively deploy backup facilities for all facilities and infrastructure globally over time. In addition, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. Any system failure that causes an interruption in our service or decreases the responsiveness of our service could impair our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations.

Failure of third‑party systems on which we rely could adversely affect our business.

We rely on certain third‑party computer systems or third‑party service providers, including clearing systems, exchange systems, banking systems, cryptocurrency systems, Internet services, third-party identity verification services, co-location facilities, communications facilities and other facilities. Any interruption in these third‑party services, or deterioration in their performance, could be disruptive to our business. If our arrangement with any third party is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations.

Internet‑related issues may reduce or slow the growth in the use of our services in the future.

Our ability to provide services to consumers and increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our customers’ unrestricted access to the Internet, which is beyond our control. If periods of decreased performance, outages or delays on the Internet occur frequently, growth in the usage of our web-based products could be delayed or decline, which could have a material adverse effect on our business, financial condition and results of operations.

We could be the target of a cyber-attack or experience a cybersecurity incident that impairs internal systems, degrades services we provide to customers, or results in a data compromise, causing reputational or monetary damages as a consequence.

Our business relies on technology and automation, causing us to be potentially vulnerable to various forms of cyber-attacks by external actors or malicious insiders. Any resulting security breaches could expose us to liability to one or more third parties, including our customers, and disrupt our operations. Though we take steps to mitigate the various cyber threats and devote resources to protecting our systems and networks, we may be unable to anticipate all types of attacks or to implement adequate preventative measures against all eventualities.

Our cybersecurity measures may not detect or prevent all attempts to compromise our systems. Furthermore, whereas we expend efforts on evaluating and ensuring adequacy of security measures employed by third-party service providers, we may not be able to exercise full control over them. Failures or deficiencies of such controls could result in adverse impacts to our business, operations, or confidential information, depending on the nature of the services provided. Breaches of our cybersecurity measures or those of our third-party service providers could result in any of the following: unauthorized access to our systems; unauthorized access to and misappropriation of information or data, including confidential or proprietary information about ourselves, third parties with whom we do business or our proprietary systems; viruses, worms, spyware, ransomware, or other malware being placed in our systems; misappropriation, deletion or modification of customer information; or a denial‑of‑service or other interruptions to our business operations.

To the extent that our activities involve the storage and transmission of proprietary information such as personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Any of these events, particularly if they (individually or in the aggregate) result in a loss of confidence in our company or electronic brokerage firms in general, could have a material adverse effect on our business, financial condition and results of operations.

We are subject to stringent and complex data privacy rules. Failure to comply with these rules could expose us to a risk of financial loss, litigation, and other liabilities.

We are subject to numerous data privacy rules, including federal, state, local and international laws, as well as industry standards and regulations, and contractual obligations relating to data privacy and the collection, protection, use, retention, security, disclosure, transfer, and other processing of personal and other data. In the U.S., we are subject to rules including the Gramm-Leach-Bliley Act of 1999 and Section 5(c) of the Federal Trade Commission Act; internationally, we are subject to the EU’s General Data Protection Regulation (“GDPR”), the Data Protection Act 2018 in the U.K, the Personal Information Protection Law of the People’s Republic of China, and other data privacy rules.

We continue our efforts to safeguard the data entrusted to us in accordance with applicable laws and our data protection policies, including taking steps to reduce the potential for the improper use or disclosure of personal data; and continue to monitor regulations related to data privacy on both a domestic and international level to assess requirements and impacts on our business operations.

Rules regarding data privacy and security worldwide are continuously evolving and developing, increasing complexity and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. New laws, amendments to or reinterpretations of existing laws, regulations, standards, and other obligations might require us to incur additional costs and change how we use, collect, store, transfer or otherwise process certain types of personal data, to implement new processes to comply with those laws and our customers’ exercise of their rights thereunder. If we fail to follow these security standards, even if no customer information is compromised, we might incur significant fines or experience a significant increase in costs.

Any failure or perceived failure by us or our third-party service providers to comply with our privacy policies or any applicable laws, regulations, industry standards, or rules relating to data privacy and security, or any compromise of security that results in the theft, unauthorized access, acquisition, use, disclosure, or misappropriation of personal data, could result in significant fines, criminal penalties, monetary damages, regulatory enforcement actions, litigation and reputational harm, one or all of which could have an adverse effect on our business, financial condition and results of operations.

Risks Related to our Cryptocurrency Offering

We rely on third-party Cryptocurrency Service Providers (“CSPs”) to provide our customers the ability to access cryptocurrency trading and custody services.

We have entered into agreements with third-party CSPs, which provide (i) cryptocurrency exchange platforms and services whereby investors can buy and sell certain cryptocurrencies and (ii) custody services for certain cryptocurrencies (collectively, the “Exchange Services”), enabling some of our customers to trade and custody Bitcoin (BTC), Ethereum (ETH), Litecoin (LTC), Bitcoin Cash (BCH) and potentially other cryptocurrencies, (collectively, "Cryptocurrency Assets") via CSPs. A disruption in our partnership with a CSP or in the Exchange Services provided by a CSP could have adverse effects on our customers’ confidence in our cryptocurrency offering through CSPs and on our business.

A data breach at the CSPs may result in irreversible losses, which would adversely affect our customers and our business.

The CSPs are responsible for securing the customers’ Cryptocurrency Assets and protecting them from loss or theft.

Access to the Cryptocurrency Assets is controllable only by the possessor of the unique private key(s) relating to the digital wallet in which such Cryptocurrency Assets are held. To the extent any of the CSPs’ private keys are lost, destroyed, unable to be accessed by the CSPs, or otherwise compromised and no backup of such private key(s) is accessible, the CSPs may be unable to access the Cryptocurrency Assets held in the respective wallets. In addition, neither the CSPs nor any cryptocurrency custodian can provide absolute assurance that any or all of the CSPs’ wallets will not be hacked or compromised such that the private keys are obtained by a third party or otherwise compromised in a manner such that Cryptocurrency Assets are sent to one or more addresses that the CSPs do not control, which could result in the loss of some or all of the Cryptocurrency Assets that the CSPs hold in custody on behalf of our customers.

Eligible customers of IB LLC can enroll to access a digital asset exchange and custody services provided by one or more CSPs to buy, sell and hold Cryptocurrency Assets in an account in the customer’s name at the CSP. IB LLC does not provide execution, custody or safeguarding services for the customers’ Cryptocurrency Assets and does not maintain (or have access to) the cryptographic key information and wallets necessary to access the Cryptocurrency Assets, nor does IB LLC have any legal title or claim to those Cryptocurrency Assets. The agreement the customer signs with IB LLC before the customer is permitted to access the CSP’s services through IB LLC’s platform provides that:

[Customer] acknowledges and agrees that [IB LLC] is not responsible for any trading or other losses (including, without limitation, losses due to theft, fraud, cybersecurity breach, loss of control of private keys, or any other loss arising from trading or holding digital assets with [the CSP]) resulting directly or indirectly from or in connection with [Customer’s] relationship with [the CSP] and/or [Customer’s] trading or holding of digital assets, including activity or holdings in the [CSP] Account.

Eligible customers of IBHK can enroll to trade and hold Cryptocurrency Assets through a relationship IBHK has established with a CSP, which is an SFC-licensed digital asset exchange and custodian. The Cryptocurrency Assets are sub-custodied by the CSP on an omnibus basis for the benefit of the customers of IBHK. IBHK notifies its customers that exchange and sub-custody services are provided by a CSP. IBHK does not maintain (or have access to) the cryptographic key information and wallets necessary to access the Cryptocurrency Assets, nor does IBHK have any beneficial claim to those Cryptocurrency Assets. The CSP is responsible for securing the customers’ Cryptocurrency Assets and protecting them from loss or theft, and the SFCrequires the CSP to maintain adequate controls and insurance against the risk of theft or loss of the customers’ Cryptocurrency Assets. The agreement the customer signs with IBHK before the customer is permitted to access digital asset trading provides that:

To the maximum extent permitted by applicable Rules, [IBHK] is not liable to [Customer] for loss arising from or attributable to the insolvency of any [CSP], in the event of hacking or otherwise caused by the default of the [CSP], where [IBHK] has not failed to exercise reasonable care and diligence in the selection, appointment and ongoing monitoring of the [CSP], except (i) such loss arising from the gross negligence, willful default or fraud of [IBHK], or (ii) to the extent prohibited under applicable Rules. Notwithstanding any other provision of these Terms, in the absence of either (a) a failure by [IBHK] to exercise reasonable care and diligence in the selection, appointment and ongoing monitoring of the [CSP], or (b) gross negligence, wilful default or fraud on the part of [IBHK], [IBHK] will only be obliged to return Virtual Assets held for [Customer] with the [CSP] who is insolvent, or which Virtual Assets have otherwise been subjected to loss due to an event of hacking, embezzlement, or theft at the [CSP] or which losses are otherwise caused by the default of the [CSP], solely if and to the extent that those Virtual Assets or equivalent value are recovered by [IBHK] from the [CSP]. Unless otherwise provided under applicable Rules, [Customer] hereby agree[s] not to bring any action against [IBHK] on any claim arising from a loss occurring at the [CSP], in the absence of circumstances addressed under (a) or (b) above, so long as [IBHK] makes commercially reasonable efforts to assert a claim for recovery against the [CSP].

The CSPs’ failure to safeguard the Cryptocurrency Assets may result in losses to our customers which could have adverse effects on our customers’ confidence in our cryptocurrency offering through CSPs and on our business.

We may encounter technical issues which would result in disruption or interruption of our customers’ access to their CSP accounts.

Both we and the CSPs rely on computer software, hardware and telecommunications infrastructure and networking to provide the respective services to our customers with respect to trading and custody of the Cryptocurrency Assets. These computer-based systems and services are inherently vulnerable to disruption, delay, or failure, which may cause our customers to lose access to our trading platform and the Exchange Services provided by the CSPs. Any such disruption could have an adverse effect on our customers’ confidence in our cryptocurrency offering through the CSPs and an adverse effect on our business.

Changes in laws and regulations regarding cryptocurrency may negatively impact our ability to enable our customers to buy, hold and sell cryptocurrencies in the future and may adversely affect our business.

Regulation of the cryptocurrency industry continues to evolve and is subject to change. Securities and commodities laws and regulations and other bodies of laws can apply to certain cryptocurrency assets. These laws and regulations are complex and the interpretations of them may be subject to challenge by the relevant regulators. Future regulatory developments, including the treatment of certain cryptocurrency assets for U.S. federal income tax and foreign tax purposes, could have an adverse effect on our cryptocurrency offering through CSPs and on our business.

A loss event incurred by a CSP may adversely impact our operating results.

In March 2022, the SEC published Staff Accounting Bulletin No. 121 (“SAB 121”), which provides interpretive accounting and disclosure guidance to entities that have obligations to safeguard crypto-assets held for their platform users, whether directly or through an agent or another third party acting on its behalf. SAB 121 requires an entity to recognize a liability to reflect its obligation to safeguard the crypto-assets held for its platform users and a corresponding safeguarding asset on its balance sheet, even when the entity does not control the crypto-assets.

Even though we are not responsible for the safeguarding of crypto-assets at the CSPs, our customers’ crypto-assets held at the CSPs are deemed to be in scope of SAB 121.

Pursuant to SAB 121, we measure the crypto-asset safeguarding liability and the corresponding safeguarding asset at the fair value of the crypto-assets held by the CSPs for our customers. Because, under the guidance, the measurement of the safeguarding asset shall take into account any potential loss events, if a CSP were to suffer a loss event that impacted our customers’ crypto-assets held by that CSP, then (subject to consultation with the SEC’s Office of the Chief Accountant) we may be required to recognize a reduction in the value of the safeguarding asset at the time of the CSP’s loss event, without recognizing a corresponding reduction in the value of the safeguarding liability, even though we have no legal obligation to our customers with respect to the crypto-assets held by the CSPs. The recognition of such loss event could have a material adverse effect on our results of operations.

Risks Related to the Offering

The market price of our common stock may fluctuate significantly, and this may make it difficult for holders to resell our common stock when they want or at prices that they find attractive.

The price of our common stock on Nasdaq constantly changes. We expect that the market price of our common stock will continue to fluctuate. The market price of our common stock may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	changes in market conditions;
•	quarterly variations in our results of operations;
•	results of operations that vary from the expectations of management, securities analysts and investors;
•	changes in expectations as to our future financial performance;
•	announcements of strategic developments, significant contracts, acquisitions and other material events by us or our competitors;
•	the operating and securities price performance of other companies that investors believe are comparable to us;
•	future sales of our equity or equity-related securities;
•	changes in the economy and the financial markets;
•	departures of key personnel;
•	changes in governmental regulations;
•	geopolitical conditions, such as acts or threats of terrorism or military conflicts; and

•	the impact of a public health emergency.

In addition, in prior years, global equity markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our results of operations.

The common stock are equity interests and are subordinate to our existing and future indebtedness.

The common stock are equity interests. This means the common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Future indebtedness may restrict, payment of dividends on the common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

There may be future sales or issuances of our common stock, which will dilute the ownership interests of stockholders and may adversely affect the market price of our common stock.

We may issue additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities, which may result in dilution to our stockholders. In addition, our stockholders may be further diluted by future issuances under our stock incentive plans. The market price of our common stock could decline as a result of sales or issuances of a large number of our common stock or similar securities in the market after this offering or the perception that such sales or issuances could occur.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus supplement but before the termination of any offering made under this prospectus supplement and accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2023 (filed with the SEC on February 27, 2024);
•	our quarterly report on Form 10-Q for the quarter ended March 31, 2024 (filed with the SEC on May 6, 2024);
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from our definitive proxy statement filed with the SEC on March 6, 2024;

•	our current reports on Form 8-K, filed with the SEC on January 2, 2024, April 23, 2024, and July 25, 2024; and
•
the description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on May 2, 2007, including any amendment or reports filed for the purpose of updating the description.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. All requests should be made to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Corporate Secretary. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. Any or all of our forward-looking statements in this report and in the documents that we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements.

Factors that could cause actual results to differ materially from any future results, expressed or implied, in these forward‑looking statements include, but are not limited to, the following:

•	general economic conditions in the markets where we operate;

•	increased industry competition and downward pressures on electronic brokerage commissions and on bid/offer spreads in the remaining market making business we operate;

•	risks inherent to the electronic brokerage and market making businesses;

•	implied versus actual price volatility levels of the products in which we continue to make markets;

•	the general level of interest rates;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	our ability to keep up with rapid technological change;

•	system failures, cyber security threats and other disruptions;

•	non-performance of third-party vendors;

•	conflicts of interest and other risks due to our ownership and holding company structure;

•	the loss of key executives and failure to recruit and retain qualified personnel;

•	the risks associated with the expansion of our business;

•	our possible inability to integrate any businesses we acquire;

•	the impact of accounting standards issued but not yet adopted;

•	compliance with laws and regulations, including those relating to the securities industry;

•	the impact a public health emergency; and

•	other factors discussed under “Risk Factors” in this prospectus supplement or incorporated by reference herein.

Before you purchase our securities, you should read this prospectus supplement and the documents that we reference or incorporate by reference in this prospectus supplement, the prospectus or the registration statement of which this prospectus supplement is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented or incorporated by reference in this prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

All of the shares of common stock offered pursuant to this prospectus supplement are to be issued to Holdings in exchange for membership interests in IBG LLC equal in number to such number of shares of common stock issued by us. As a result, we will not receive any cash proceeds from the issuance of such shares of common stock.

DILUTION

The issuance of our common stock to acquire IBG LLC membership interests is not expected to have a material effect on the existing holders of our common stock, as we would then own a larger portion of IBG LLC. As a result, while such transactions will have the effect of diluting your percentage ownership in us, we will own a larger portion of IBG LLC and, therefore, you will continue to own the same economic interest in the underlying IBG LLC business.

PLAN OF DISTRIBUTION

All of the shares of common stock offered pursuant to this prospectus supplement are to be issued to Holdings for distribution in-kind to certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of common stock issued by us. Certain of our officers and directors are members of Holdings and have elected to redeem a portion of their Holdings membership interests in the offering. Such officers and directors represent approximately 30% of the interests subject to this redemption. Mr. Earl H. Nemser, through a limited liability company owned by Mr. Nemser and his affiliates, is redeeming 100,000 Holdings shares.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The financial statements of Interactive Brokers Group, Inc. for the year ended December 31, 2023, incorporated by reference in this Prospectus Supplement, and the effectiveness of Interactive Brokers Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Interactive Brokers Group, Inc.

We may offer and sell shares of our Class A common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. This prospectus describes some of the general terms that may apply to offers and sales of our Class A common stock. Each time any Class A common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of shares of our Class A common stock to be sold by us. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

The shares of our Class A common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our Class A common stock offered by this prospectus and the accompanying prospectus supplement may be offered by us directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our Class A common stock is quoted on the Nasdaq Stock Market LLC’s Global Select Market under the symbol “IBKR.” On July 24, 2023, the last reported sale price for our common stock was $83.12.

Our principal executive offices are located at One Pickwick Plaza, Greenwich, Connecticut 06830, and our telephone number is (203) 618-5800.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 2 for information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 26, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under this automatic shelf registration process, we may offer shares of our Class A common stock in one or more offerings. This prospectus provides you with a general description of the shares of Class A common stock we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus and the accompanying prospectus supplement, nor any sale hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs subsequent to the date set forth on the front of such document, that the information contained herein and the accompanying prospectus supplement is correct as of any time subsequent to the date set forth on the front of such document, or that any information incorporated by reference is correct as of any time subsequent to the date set forth on the front of such document.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus.

In this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “Company,” “issuer” or “us” refer to Interactive Brokers Group, Inc. (“IBG, Inc.”) and its subsidiaries. Unless otherwise indicated, the term “common stock” refers to the Class A common stock of IBG, Inc.

ABOUT INTERACTIVE BROKERS GROUP, INC.

We are an automated global electronic broker specializing in executing and clearing trades in stocks, options, futures, foreign exchange instruments, bonds, mutual funds, exchange traded funds (“ETFs”) and precious metals on more than 150 electronic exchanges and market centers around the world and offering custody, prime brokerage, securities and margin lending services to our customers. In addition, our customers can use our trading platform to trade certain cryptocurrencies through third-party cryptocurrency service providers that execute, clear and custody the cryptocurrencies. In the United States of America (“U.S.”), we conduct our business primarily from our headquarters in Greenwich, Connecticut and from Chicago, Illinois. Abroad, the Company conducts our business through offices located in Canada, the United Kingdom, Ireland, Switzerland, Hungary, India, China (Hong Kong and Shanghai), Japan, Singapore, and Australia.

IBG, Inc. is a holding company whose primary asset is the ownership of membership interests of IBG LLC, the current holding company for our businesses. As of June 30, 2023, we owned approximately 24.8% of the membership interests of IBG LLC and the remaining approximately 75.2% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned directly and indirectly by our founder and Chairman, Mr. Thomas Peterffy and his affiliates, management and other employees of IBG LLC, and certain other members. IBG, Inc. is the sole managing member of IBG LLC.

We trace our roots to the market making business founded by our Chairman, Mr. Thomas Peterffy, on the floor of the American Stock Exchange in 1977. Since our inception, we have focused on developing proprietary software to automate broker‑dealer functions. We have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate. The proliferation of electronic exchanges and market centers since the early 1990s has allowed us to integrate our software with an increasing number of trading venues, creating automatically functioning, computerized platforms that require minimal human intervention. Over four decades of developing our automated trading platforms and automating many middle- and back-office functions have allowed us to become one of the lowest cost providers of broker‑dealer services and to significantly increase the volume of trades we handle.

As an electronic broker, we execute, clear and settle trades globally for both institutional and individual customers. Capitalizing on our proprietary technology, our systems provide our customers with the capability to monitor multiple markets around the world simultaneously and to execute trades electronically in these markets at a low cost in multiple products and currencies from a single unified platform. We offer our customers access to all tradable classes of primarily exchange‑listed products, including stocks, options, futures, forex, bonds, mutual funds, ETFs, precious metals and cryptocurrencies traded on more than 150 electronic exchanges and market centers in 34 countries and in 26 currencies seamlessly around the world. The ever-growing complexity of multiple market centers across diverse geographic regions provides us with ongoing opportunities to build and continuously adapt our order routing software to secure excellent execution prices.

Our customer base is diverse with respect to geography and type. Currently, approximately 80% of our customers reside outside the U.S. in over 200 countries and territories, and over 50% of new customers come from outside the U.S. Approximately 57% of our customers’ equity is in institutional accounts such as hedge funds, financial advisors, proprietary trading desks and introducing brokers. Specialized products and services that we have developed successfully attract these accounts. For example, we offer prime brokerage services, including financing and securities lending, to hedge funds; our model portfolio technology and automated share allocation and rebalancing tools are particularly attractive to financial advisors; and our trading platform, global access and low pricing attract introducing brokers.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this prospectus, and any other document that is incorporated by reference into this prospectus or the applicable prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. Any or all of our forward-looking statements in this report and in the documents that we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements.

Factors that could cause actual results to differ materially from any future results, expressed or implied, in these forward‑looking statements include, but are not limited to, the following:

•	general economic conditions in the markets where we operate;

•	increased industry competition and downward pressures on electronic brokerage commissions and on bid/offer spreads in the remaining market making business we operate;

•	risks inherent to the electronic brokerage and market making businesses;

•	implied versus actual price volatility levels of the products in which we continue to make markets;

•	the general level of interest rates;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	our ability to keep up with rapid technological change;

•	system failures, cyber security threats and other disruptions;

•	non‑performance of third‑party vendors;

•	conflicts of interest and other risks due to our ownership and holding company structure;

•	the loss of key executives and failure to recruit and retain qualified personnel;

•	the risks associated with the expansion of our business;

•	our possible inability to integrate any businesses we acquire;

•	the impact of accounting standards issued but not yet adopted;

•	compliance with laws and regulations, including those relating to the securities industry;

•	the impact of the Coronavirus Disease 2019 (“COVID-19”) pandemic or other public health emergency; and

•	other factors discussed under “Risk Factors” in Part I, Item 1A of the Annual Report on Form 10‑K for the year ended December 31, 2022, which is incorporated by reference into this prospectus.

Before you purchase our securities, you should read this prospectus, any prospectus supplement and the documents that we reference or incorporate by reference in this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented or incorporated by reference in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the common stock to purchase IBG LLC membership interests from IBG Holdings LLC. Alternatively, we may issue shares of common stock to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of common stock issued by us, in which case we will not receive any proceeds from the issuance of such shares of common stock. As described below in “Description of Capital Stock – Other matters”, no material dilution is expected.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and bylaws, as each is currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to this registration statement.

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 100 shares of Class B common stock, par value $0.01 per share and 10,000 shares of preferred stock. In this section, when we refer to “common stock,” we are referring to Class A common stock and Class B common stock, taken as a whole.

Common Stock

Except as otherwise provided in our organizational documents and applicable law, all shares of common stock are identical and entitle the holder to the same rights and privileges and subject them to the same limitations and restrictions. The principal difference between the Class A and Class B common stock concerns relative voting rights.

Class A common stock

Voting rights

The holders of Class A common stock are entitled to one vote per share. Holders of shares of Class A common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock (but not below the number of shares thereof then outstanding) shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

Dividend rights

Subject to the rights of any Preferred Stock, holders of Class A common stock share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class A common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

Liquidation rights

On our liquidation, dissolution or winding up and subject to the rights of any Preferred Stock, all holders of Class A common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Other matters

In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, we intend to keep the number of outstanding IBG LLC membership interests owned by us equal to the number of outstanding shares of our common stock at all times. This means that as we issue additional shares of our common stock, we would expect to use the proceeds to acquire a corresponding number of shares in IBG LLC. To the extent this occurs, existing common stockholders experience no material dilution with regard to their equity interest in IBG LLC as a result of the issuance of additional shares of our common stock.

In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of either class of common stock. All outstanding shares of Class A common stock have been legally issued, fully paid and nonassessable.

Class B common stock

Voting rights

The holders of Class B common stock, in the aggregate, are entitled to the number of votes equal to the number of IBG LLC membership interests held by such holders. IBG Holdings LLC, as the sole holder of the Class B common stock, is entitled to approximately 316.6 million votes, as of June 30, 2023.

Holders of shares of Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock (but not below the number of shares thereof then outstanding) shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

Dividend rights

Subject to the rights of any Preferred Stock, holders of Class B common stock share ratably (based on the number of shares of common stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B common stock may be paid only as follows: (i) shares of Class B common stock may be paid only to holders of shares of Class B common stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class B common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

Liquidation rights

On our liquidation, dissolution or winding up and subject to the rights of any Preferred Stock, all holders of Class B common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Other matters

In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

No shares of either class of common stock are subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock. All outstanding shares of Class B common stock have been legally issued and are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in our control.

IBG LLC Membership Interests and Amended and Restated Limited Liability Company Agreement of IBG LLC

Our primary asset is our ownership of approximately 24.8% of the IBG LLC membership interests, and our controlling interest and related contractual rights as the sole managing member of IBG LLC, as of June 30, 2023. There are approximately 421.0 million IBG LLC membership interests issued and outstanding, approximately 104.4 million, or 24.8%, of which are owned by us, and approximately 316.6 million, or 75.2%, of which are owned by IBG Holdings LLC as of June 30, 2023. All IBG LLC membership interests are identical and have the same voting and other rights.

Our only business is to act as the sole managing member of IBG LLC, and, as such, we operate and control all of the business and affairs of IBG LLC, have all of the rights and powers which may be possessed by managing members under the Connecticut Limited Liability Company Act and are able to consolidate IBG LLC’s financial results into our financial statements. Except with the prior written consent of both members of IBG LLC, we do not have the authority to:

•	conduct any act in contravention of IBG LLC’s amended and restated limited liability company agreement;

•	knowingly perform any act that would subject any member to personal liability for debts or obligations of IBG LLC in any jurisdiction;

•	engage in any activity which substantially changes the nature of IBG LLC’s business;

•	sell all or a substantial portion of the property of IBG LLC;

•	merge or consolidate IBG LLC with or into another entity;

•	convert IBG LLC, by whatever means, into a corporation or another form of business entity; or

•	dissolve or liquidate IBG LLC.

The amended and restated limited liability company agreement of IBG LLC provides that the number of IBG LLC membership interests will equal the sum of the number of shares of common stock outstanding and the number of outstanding membership interests of IBG Holdings LLC. From time to time and without regard to the exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC, we may issue additional shares of common stock under incentive plans for employees (including our 2007 Stock Incentive Plan), in exchange for capital or in other arrangements that benefit IBG LLC. In any such case, it is the intention of the members that a corresponding number of IBG LLC membership interests shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of common stock. If any shares of common stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by us for cancellation. Similarly, if any common shares of IBG Holdings LLC are forfeited to IBG Holdings LLC and as a result thereof are no longer outstanding, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by IBG Holdings LLC for cancellation. These and other adjustments to the number of IBG LLC membership interests outstanding may be made from time to time as necessary to properly reflect the relative interests of the members.

In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, net profits, net losses and distributions of IBG LLC are allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC are allocated, and distributions by IBG LLC are made, approximately 24.8% to us and approximately 75.2% to IBG Holdings LLC as of June 30, 2023.

Pursuant to the terms of the amended and restated limited liability company agreement of IBG LLC, we, as the managing member of IBG LLC, can cause IBG LLC to make distributions to its members, including us, to the extent necessary to enable such members to pay taxes incurred with respect to their allocable shares of taxable income of IBG LLC, using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income. Any distributions by IBG LLC in excess of such tax distributions will be at the discretion of our board of directors and will depend on IBG LLC’s strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of IBG LLC to make distributions under the covenants in its senior secured revolving credit facility), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as managing member of IBG LLC, considers to be relevant to such determination.

Anti-takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Special meetings of stockholders. Our bylaws preclude our stockholders from calling special meetings of stockholders or requiring the board of directors or any officer to call such a meeting or from proposing business at such a meeting. Our bylaws provide that only a majority of our board of directors, the chairman of the board or the chief executive officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the board of directors, the chairman of the board or the chief executive officer believes the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Other limitations on stockholder actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Computershare Shareholder Services, Inc.

Listing

Our common stock is listed on The Nasdaq Stock Market LLC’s Global Select Market under the symbol “IBKR.”

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC. Our SEC filings can also be found on the Investor Relations section of our website at www.interactivebrokers.com. The information available on our website, other than the documents expressly referenced to below, is not incorporated by reference herein and does not form a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC’s Internet site (http://www.sec.gov).

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of the prospectus but before the termination of any offering made under this prospectus and accompanying prospectus supplement:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the SEC on February 24, 2023);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2023 (filed with the SEC on May 8, 2023);

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from our definitive proxy statement filed with the SEC on March 8, 2023;

•	our current reports on Form 8-K, filed with the SEC on February 2, 2023 and April 26, 2023; and

•
the description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on May 2, 2007, including any amendment or reports filed for the purpose of updating the description.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Corporate Secretary. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The financial statements of Interactive Brokers Group, Inc. for the year ended December 31, 2022, incorporated by reference in this Prospectus, and the effectiveness of Interactive Brokers Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts

Common Stock